Exhibit 99.1     Section 30.15 Certification

North Central Bancshares, Inc.
Certification of Chief Executive Officer and Chief Financial Officer
Pursuant to 31 C.F.R. 30.15(a)(3)

The undersigned, David M. Bradley and Jane M. Funk, Chief Executive Officer and Chief Financial Officer of North Central Bancshares, Inc. (the “Company”) respectively, do hereby certify, based on our knowledge, that:

i. The Personnel and Compensation Committee of the Company has discussed, reviewed, and evaluated with senior risk officers at least every six months during any part of the most recently completed fiscal year that was a TARP period (the “applicable period”), senior executive officer (“SEO”) compensation plans and employee compensation plans and the risks these plans pose to the Company;

ii. The Personnel and Compensation Committee of the Company has identified and limited during the applicable period the features in the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company and has identified any features in the employee compensation plans that pose risks to the Company and limited those features to ensure that the Company is not unnecessarily exposed to risks;

iii. The Personnel and Compensation Committee has reviewed at least every six months during the applicable period the terms of each employee compensation plan and identified the features in the plan that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee and has limited those features;

iv. The Personnel and Compensation Committee of the Company will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

v. The Personnel and Compensation Committee of the Company will provide a narrative description of how it limited during any part of the most recently completed fiscal year that was a TARP period the features in:

(A)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the Company;

(B)	Employee compensation plans that unnecessarily expose the Company to risks; and

(C)	Employee compensation plans that could encourage the manipulation of reported earnings of the Company to enhance the compensation of an employee;

vi. The Company has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under Section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

vii. The Company has prohibited any golden parachute payment, as defined in the regulations and guidance established under Section 111 of EESA, to a SEO or any of the next five most highly compensated employees during the applicable period;

viii. The Company has limited bonus payments to its applicable employees in accordance with Section 111 of EESA and the regulations and guidance established thereunder during the applicable period;

ix. The Company and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under Section 111 of EESA, during the applicable period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, a SEO, or an executive officer with a similar level of responsibility, were properly approved;

x. The Company will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during the applicable period;

xi. The Company will disclose the amount, nature, and justification for the offering, during the applicable period, of any perquisites, as defined in the regulations and guidance established under Section 111 of EESA, whose total value exceeds $25,000 for each employee subject to the bonus payment limitations identified in paragraph (viii);

xii. The Company will disclose whether the Company, the board of directors of the Company, or the Personnel and Compensation Committee of the Company has engaged during the applicable period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

xiii. The Company has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under Section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the applicable period;

xiv. The Company has substantially complied with all other requirements related to employee compensation that are provided in the agreement between the Company and Treasury, including any amendments;

xv. The Company has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

xvi. I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 U.S.C. 1001).

NORTH CENTRAL BANCSHARES, INC.

Date:           March 9, 2012                                                                           BY:           _/s/ David M. Bradley__________________
        David M. Bradley, Chairman, President & CEO

Date:           March 9, 2012                                                                           BY:           _/s/ Jane M. Funk_____________________
        Jane M. Funk, Chief Financial Officer and Treasurer

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